AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (“Agreement”) is made and entered into as of April 30, 2026 (“Effective Date”), by and between SEKISUI HOUSE, LTD., a Japanese public company with its principal place of business at 1-1-88, Oyodonaka, Kita-ku, Osaka, 531-0076, JAPAN (“Licensor”), and Sekisui House U.S., Inc., a Delaware corporation with its principal place of business at 4350 South Monaco Drive, Denver, CO 80237, USA (“Licensee”).

BACKGROUND

WHEREAS, Licensor indirectly owns 100% of the equity interests in Licensee;

WHEREAS, Licensee is engaged, both directly and indirectly through subsidiaries, in the business of conducting certain homebuilding activities in the USA;

WHEREAS, Licensee (a) owns 100% of the equity interests in entities that are involved in certain homebuilding activities in the USA and (b) may in the future own, directly or indirectly, equity interests in other entities that may be formed to carry out certain homebuilding activities in the USA, in each case involving the products or intellectual property of Licensor (the entities contemplated in (a) and (b), each, a “Sublicensee”)

WHEREAS, Licensor desires to grant a license to Licensee under certain Intellectual Property Rights owned or Licensable by Licensor and Licensee desires to obtain such right for the purpose of conducting its Business in the Territory pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, Licensor desires to authorize Licensee to grant limited sublicenses under certain of the Intellectual Property Rights licensed to Licensee hereunder to Sublicensees, pursuant to the terms and conditions of this Agreement;

WHEREAS, Licensor and SH Residential Holdings, LLC (“SHRH”) entered into a License Agreement dated as of March 2, 2022 (“Prior Agreement”), and SHRH assigned the Prior Agreement to SHUS; and

WHEREAS, the Parties hereto wish to amend and restate the Prior Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1.Definitions. Capitalized terms will have the meaning ascribed thereto in this Article 1 or elsewhere in this Agreement unless otherwise specified.

1.1“Affiliate” means any company or entity which, directly or indirectly, controls or is controlled by or under common control with, a party to this Agreement, but only for as long as such control exists. For the purposes of this definition, “control” (and its correlative meanings “controlled by” or “under common control with”) means, with respect to a company or entity, the ownership or possession of (a) at least fifty percent (50%) of the share capital having ordinary voting power, (b) the right to elect a majority of the members then-comprising the board of directors or equivalent corporate governance body of such company or entity, or (c) the sole operational management of the controlled company or entity by contract or otherwise.

1.2“US Dollars” means the lawful currency of the United States of America.

1.3“Business” means (a) the manufacture, sale, installation, repair, servicing and other commercialization of Goods, (b) the conduct of related activities in connection with Licensee’s and the Sublicensees’ homebuilding activities in the Territory.

1.4“Goods” means the materials and other Technology constituting the “SHAWOOD System”, including but not limited to framing system, tiles, sealant, and related materials, and designs, specifications, and documentation related thereto.

1.5“Improvements” means all Intellectual Property Rights authored, invented or developed by or on behalf of Licensee or any Sublicensee, alone or with others, including any updates, upgrades, new versions, modifications, derivative works, or other improvements to any Technology.

1.6“Intellectual Property Rights” means all rights with respect to intellectual property and industrial property, including: (a) Patents; (b) copyrights, copyright registrations and other rights with respect to authorship; (c) trade secrets and other rights with respect to confidential or proprietary information; (d) Trademarks; and (e) other rights with respect to inventions, discoveries, improvements, know-how, formulae, algorithms, processes, databases, technical information and other Technology, whether or not subject to statutory registration or protection.

1.7“Licensable” as to any Intellectual Property Rights of Licensor, means that Licensor has the right and ability to grant rights to the Licensee with respect to such Intellectual Property Rights of at least the scope of rights contemplated to be granted to Licensee under this Agreement, without such grant, or the exercise of such rights, (a) resulting in any breach or other violation of any obligation owed to any third party, (b) requiring consent from any third party, (c) giving rise to a termination right or granting of any other right to a third party, or (d) resulting in any payment or other obligation of Licensor to any third party.

1.8“Licensed IPR” means all Licensed Technology, Licensed Patents and Licensed Trademarks owned or Licensable by Licensor during the Term.

1.9“Licensed Patents” means all Patents owned or Licensable by Licensor embodied in any Licensed Technology.

1.10“Licensed Technology” means all Technology owned or Licensable by Licensor during the Term and (a) embodied by or necessary to use Goods, (b) otherwise provided by or on behalf of Licensor or its Affiliates to Licensee or a Sublicensee under this Agreement for use in connection with the Business and any applicable Project, (c) any Improvements to any of the foregoing provided by or on behalf of Licensor or authored, invented or developed by Licensee.

1.11“Licensed Trademarks” means the Trademarks described in Appendix A hereto, as Appendix A may be modified by Licensor from time to time during the Term.

1.12“Patents” means, throughout the world, all classes and types of patents, inventor’s certificates, design patents, utility models, and similar rights, and, as applicable, applications, provisional applications, and registrations therefor.

1.13“Technology” means, with no limitation, information, know-how, data, and other technology, including works of authorship and other creations and ideas, computer programs (in source code, object code or any other format), documentation, developments, know- how, technical information, specifications, designs, plans, drawings, writings, schematics, documents, reports, methods, procedures, concepts, techniques, protocols, tooling, hardware and products, excluding Trademarks.

1.14“Term” is defined in Section 10.1.

1.15“Territory” means the United States of America and its territories (collectively, the “USA”).

1.16“Trademarks” means trademarks, service marks, trade dress, logos and other rights in indicia of origin.

2.Purpose, Projects and Sublicensees

2.1Purpose. The purpose of this Agreement is (a) for Licensor to grant to Licensee a license under the Licensed IPR as necessary for Licensee to conduct the Business in the Territory and to use and exploit Goods in accordance with the terms of this Agreement, and (b) to enable Licensee to further sublicense its rights to Sublicensees for purposes of enabling such Sublicensees to conduct the Business in the Territory, and to use and exploit Goods in accordance with the terms and conditions of this Agreement.

2.2Authorization of Sublicensees. Licensee has the right to sublicense its rights hereunder to one or more Sublicensees and such Sublicensee(s) will be authorized to exercise their license rights sublicensed from Licensee in connection with their conduct of the Business in the Territory, and to use and exploit Goods in accordance with the terms of this Agreement.

3.Licenses to Licensee

3.1Licensed IPR. Subject to and conditioned on Licensee’s continued compliance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee a limited, non-exclusive, non-transferable, sublicensable (solely pursuant to Article 4), royalty-bearing right and license under the Licensed IPR, during the

Term, to (a) make, have made, use, lease, sell, offer for sale, import and otherwise commercialize Goods in the course of conducting the Business; (b) practice and otherwise use and exploit the Licensed Technology solely in connection with, Licensee’s conduct of the Business in the Territory; and (c) to modify, make derivative works and otherwise improve the Licensed Technology.

3.2Limited Use; Restrictions. Licensee will not, will cause its Sublicensees not to, and will not permit any third party to, use, practice, disclose or otherwise exploit any Licensed IPR (a) other than in connection with the Business and except as expressly permitted by this Agreement or (b) in the manufacture, sale, offering for sale, import or other commercialization or exploitation any product other than the Goods, in each case without Licensor’s prior written consent. Licensee acknowledges that the Licensed Technology constitutes and contains trade secrets of Licensor for the purpose of this Agreement, and, in order to protect such trade secrets and other interests that Licensor may have in such Licensed Technology, Licensee will not, will cause its Sublicensees not to, and will not permit any third party to, except as expressly authorized in this Agreement, transfer, sublicense, disclose, distribute or otherwise expose the Licensed Technology to any third party other than a Sublicensee in accordance with Article 4.

3.3Trademark License.

3.3.1Grant. Subject to and conditioned on Licensee’s continued compliance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee a limited, non-exclusive, non-transferable, sublicensable (solely pursuant to Article 4), royalty-bearing right and license, during the Term, to use, reproduce and display the Licensed Trademarks solely in connection with (a) Goods and otherwise in connection with the exercise by Licensee of its rights pursuant to Section 3.1 and (b) as part of Licensee’s company name, including on any media or documents (including business cards, letterhead, presentation materials, signage and the like) typical and customary in connection with the branding, marketing and promotion of an entity, in each case in the course of conducting the Business in the Territory. All goodwill arising from Licensee’s or any Sublicensee’s use of any of the Licensed Trademarks will inure solely to the benefit of Licensor.

3.3.2Trademark Usage Guidelines. The use by Licensee of the Licensed Trademarks shall at all times adhere to Licensor’s then-current trademark or brand usage guidelines, as such guidelines may be revised or so indicated during the Term by Licensor. Upon Licensor’s request, Licensee will provide Licensor with samples of advertising and promotional materials developed by or for Licensee and using the Licensed Trademarks in order for Licensor to assess compliance with this Section 3.3.2. If Licensor notifies Licensee of any breach with respect to any failure to adhere to the then-current applicable trademark or brand usage guidelines of Licensor, Licensee will immediately cease all use of the materials not conforming with such brand usage guidelines and will cure such breach within thirty (30) days with respect to Licensee’s use of the Licensed Trademarks.

3.3.3Limited Trademark Use. Licensee will not use or permit the use of the Licensed Trademarks (a) in any manner that could otherwise reasonably be expected to impair, tarnish, dilute or otherwise damage the value and goodwill associated with any trademarks, service marks, trade dress, logos and other rights in indicia of origin owned or used by Licensor anywhere in the world or (b) in connection with any unfair, misleading, illegal, vulgar, obscene, immoral or offensive materials, or any products or services that violate applicable laws or are false or misleading.

3.3.4No Adverse Claim. Licensee will not, and will not assist any third party to, assert any claim or interest in, or take any action which may in any way (a) adversely affect the validity or enforceability of, (b) result in the harm or misuse of, bring into disrepute, or adversely affect Licensor’s rights or interest in and to, or (c) result in obtaining registrations in or otherwise challenge the validity of, Licensor’s ownership of or rights in, in each case, the Licensed Trademarks.

3.4No Other Rights. Except as expressly set forth in this Agreement, neither party will have any license, authority, immunity, defense, or other right under the other party’s or its Affiliates’ Intellectual Property Rights, whether express, implied, by reason of statute, estoppel, or otherwise.

3.5No Liability. Licensor will have no liability whatsoever arising from or in connection with any use or exploitation of the Licensed IPR by or on behalf of Licensee (including by any Sublicensee) other than as expressly set forth in this Agreement, and Licensee and any Sublicensee will be solely liable for its and their use or exploitation of the Licensed IPR, and the exercise of its and their rights, pursuant to this Agreement.

4.Sublicense Rights

4.1To Sublicensees. Subject to and conditioned on Licensee’s continued compliance with the terms and conditions of this Agreement, Licensee’s rights pursuant to Section 3.1 and Section 3.3 shall include the right for Licensee to sublicense to any Sublicensee (including those authorized by Licensee pursuant to Article 2) a license of Licensee’s rights pursuant to Section 3.1 and Section 3.3 to use and exploit Goods and the Licensed Technology in connection with such Sublicensee’s conduct of the Business in the Territory other than as may be agreed to in writing by the parties. Any such sublicense will require that the Sublicensee assign to Licensee all right, title and interest in and to any Improvements arising from or related to the exercise by such Sublicensee of such sublicensed rights.

4.2Licensee’s Rights and Obligations. Any rights and responsibilities performed or provided by a Sublicensee will be deemed to be performed by Licensee and Licensee will be responsible and liable for any breach of the terms and conditions of this Agreement by any Sublicensee, as applicable, to the same extent as if such breach were committed by Licensee and any act or omission of any Sublicensee will constitute an act or omission of Licensee.

4.3To Other Third Parties. Other than as set forth in Sections 4.1, Licensee will not sublicense any of its respective rights under this Agreement, and will not have any of Licensee’s rights or obligations exercised or performed on its behalf by any person or entity, without Licensor’s prior written approval which may be withheld in Licensor’s sole discretion.

5.Ownership; No Other Rights

5.1Ownership. Licensor will own and retain ownership of, and all right, title, and interest (including all Intellectual Property Rights) in and to the Licensed IPR and all Improvements. Licensee shall, promptly following the authoring, invention or development of any Improvement hereunder, notify Licensor of the applicable Improvement and deliver to Licensor such Improvement, together with any related information or materials as Licensor may request. Licensee hereby irrevocably assigns and agrees to assign directly to Licensor, and, other than as may be agreed to in writing by the parties, to cause all Sublicensees, to irrevocably assign and agree to directly assign to Licensor, immediately upon being authored, invented or developed without the need for further action, all of its and their right, title and interest, including all Intellectual Property Rights, in and to such Improvements.

5.2Obligation to Bind Employees. Licensee will ensure, and will cause all Sublicensees to ensure, that all of its and their respective officers and employees are bound by terms consistent with the provisions of this Article 5, to the extent appropriate or necessary under applicable law. Such agreement(s) or company rules(s) will obligate all such officers and employees to waive or covenant not to enforce, to the fullest extent permitted by applicable law, any and all rights relating to Improvements and other Technology, and all Intellectual Property Rights therein and thereto, arising out of or in connection with such directors, officers, and employee’s participation in the exercise of Licensee’s rights pursuant to Section 3.1, or Sublicensees’, as applicable, rights pursuant to Article 4.

5.3Further Assurances. Licensee acknowledges Licensor’s exclusive ownership of all right, title and interest in and to all Improvements, all Intellectual Property Rights therein and thereto, and all other Intellectual Property Rights related to or arising out of or in connection the exercise by Licensee of its rights pursuant to Section 3.1, or any Sublicensees’ exercise of their rights pursuant to Article 4. Licensee will not at any time act, or fail to act, in any way impairing or otherwise adverse to Licensor’s right, title and interest in and to the Licensed IPR and Licensed Technology (including Improvements), and all Intellectual Property Rights in and to the Licensed Technology. All use or exploitation of the Licensed IPR and Licensed Technology by or on behalf of Licensee, and any Sublicensee, will inure to the benefit of Licensor. Licensee agrees to promptly perform, and to cause all Sublicensees, and its and their officers and employees, to promptly perform, during and after the Term and at Licensee’s sole expense and responsibility, all acts reasonably necessary and requested by Licensor to permit and assist Licensor to evidence, perfect, obtain, maintain, defend, and enforce its Intellectual Property Rights and Licensee’s (or any Sublicensee’s) assignment with respect to such Intellectual Property Rights, in any and all countries. Such acts may include, but are not limited to, execution of documentation and assistance or cooperation in legal proceedings. Licensee hereby irrevocably designates and appoints Licensor or any person or entity Licensor assigns, and Licensor’s duly authorized officers and agents, as Licensee’s agents and attorneys-in-fact to act for and on behalf and instead of Licensee, to execute and file any documentation and to do all other permitted acts to further the above purposes with the same legal force and effect as if executed, filed or performed by Licensee.

6.Royalties; Payment Terms

6.1Royalty Payments. Licensee will pay directly to Licensor, on a yearly basis during the Term (or such other frequency as may be mutually agreed to in writing between Licensor and Licensee), a running royalty payment in amounts stipulated in Appendix B of this Agreement (the “Royalty”).

6.2Sales Reports. Licensee will deliver to Licensor a written report in a format Licensor and Licensee agree within ten (10) days after June 30 and December 31 of each year, or such other frequency as agreed by the Parties, reporting the sales of SHAWOOD homes in the Territory during the previous six (6) months.

6.3Royalty Reports. Licensee will deliver to Licensor a written report in a format Licensor and Licensee agree within ten (10) days after June 30 and December 31 of each year, or such other frequency as agreed by the Parties, reporting the amount of Royalty during the previous six (6) months to be paid to Licensor (each a “Royalty Report”). Licensor will invoice Licensee until January 15 of each year in accordance with Royalty Reports submitted by Licensee.

6.4No Apportionment. The parties agree that the Royalties payable by Licensee have been set at a specified rate over time, without regard to potential changes in the Intellectual Property Rights licensed under this Agreement (including the expiration or possible invalidation of rights under applicable law with respect thereto), for the mutual convenience of the parties in planning their business operations over time. The parties do not regard any payment obligation as apportionable among particular Intellectual Property Rights licensed under this Agreement, but regard the Royalty payments as representative of the cumulative value associated with all Intellectual Property Rights licensed under this Agreement as a whole over the Term. The parties expressly acknowledge that no adjustment to, refund of, or right of credit or set-off with respect to, the amounts payable under this Agreement is anticipated or warranted upon the expiration or potential invalidity of any Licensed Patents or any other Intellectual Property Rights licensed under this Agreement.

6.5Payment Terms.

6.5.1Royalty Payments. Licensee will pay all Royalties due and payable pursuant to Section 6.1, on a yearly basis and in arrears, within thirty (30) days after the end of the applicable year for which each Royalty payment is payable.

6.5.2Payment Currency. All payments under this Agreement will be made in US Dollars by wire transfer of immediately available funds to one or more bank accounts to be designated in writing by Licensor. All payments under this Agreement shall be irrevocable, unconditional and non-refundable.

6.6Taxes. Licensee may deduct from the payments under this Article any withholding taxes which Licensee is required under the Territory to pay for the account of Licensor, provided that Licensee shall pay such taxes on behalf of and in the name of Licensor and furnish Licensor with proper certificates for the same from the authorities concerned as per the laws of the Territory, to enable Licensor to obtain credit therefore against its Japanese taxes.

7.Confidentiality

7.1Confidential Information. As used in this Agreement, “Confidential Information” means confidential, proprietary or trade secret information of Licensor (or its licensors, suppliers, vendors, clients, customers or any third party to whom Licensor owes a duty of confidentiality), in whatever form, tangible or intangible, that Licensor discloses under this Agreement. For clarity, the Licensed Technology (including Improvements), all embodiments of Licensed Technology (including Improvements), and all Royalty Reports will constitute Confidential Information. Licensee will, during the Term and thereafter, treat Confidential Information as confidential using the same degree of care as Licensee uses to protect its own similar proprietary or confidential information (and in any event no less than a reasonable degree of care), and not disclose, deliver, provide, disseminate or otherwise make available to any third party, directly or indirectly, any such Confidential Information without the prior written consent of Licensor.

7.2Use of Confidential Information. Licensee will use the Confidential Information solely and entirely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of Licensor. Licensee will restrict the dissemination of Confidential Information within its organization to only those persons who have a need to know, and will ensure that all of its officers and employees are bound by the confidentiality obligations consistent with those set forth in this Article 7.

7.3Disclosure to Sublicensees. Licensee may disclose Confidential Information to Sublicensees as long as, in each case, such disclosures are limited to only that Confidential Information necessary to exercise such Sublicensees’ respective rights or perform their obligations. Licensee has an obligation to monitor such Sublicensees to ensure that they are not inappropriately disclosing or using Confidential Information in violation of the terms of this Article 7 and will promptly notify Licensor if any Sublicensee makes any unauthorized use or disclosure of Confidential Information. Licensee will remain liable for any unauthorized disclosure or use of Confidential Information by any Sublicensee. Licensee represents and warrants that each

Sublicensee who may have access to Confidential Information is subject to a written agreement that prevents disclosure and unauthorized use of the Confidential Information in a manner consistent with the terms of this Agreement.

7.4Exceptions to Confidential Information. The obligations of confidentiality set forth in Sections 7.1, 7.2 and 7.3 will not apply to Confidential Information that Licensee is able to demonstrate by documentary evidence: (a) was in the public domain at the time of receipt from Licensor; (b) subsequently becomes a part of the public domain through no fault of Licensee; (c) is lawfully received by Licensee, without restriction on its use or disclosure, from a third party having a right of further disclosure and without breach of any duty of confidentiality to Licensor; or (d) is independently developed by Licensee without reference to the Confidential Information.

7.5Disclosure Required by Law. The non-disclosure obligations pursuant to this Agreement will not apply to Confidential Information that Licensee is required to disclose pursuant to any law, judicial action, order of the court or other governmental agency, except that Licensee will make all reasonable efforts to notify Licensor prior to the disclosure of Confidential Information and allow Licensor the opportunity to contest and avoid such disclosure and cooperate with Licensor in connection with such efforts. In addition, Licensee will disclose only that portion of such Confidential Information that it is legally required to disclose.

7.6Return of Confidential Information. Upon Licensor’s written request, Licensee will promptly return, and will cause all Sublicensees to promptly return, all documentary, electronic or other tangible forms of Confidential Information, including any and all copies of such Confidential Information, or, at Licensor’s request, destroy all or such parts of the Confidential Information as Licensor will direct and provide Licensor with written confirmation of such destruction.

7.7Injunctive Relief. In the event of any breach or threatened breach by Licensee or any Sublicensee of any provision of this Article 7, Licensor will be entitled to injunctive or other equitable relief, restraining Licensee or any Sublicensee, as applicable, from using or disclosing any Confidential Information, in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of Licensee or any Sublicensee, as applicable, under this Article 7. Such relief will be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.

8.Warranties; Disclaimer

8.1Limited Warranties. Each parties represents and warrants that (a) it has the right, power and authority to enter into this Agreement and to grant the rights and licenses granted by each party to the other party pursuant to this Agreement and (b) its execution of and performance under this Agreement will not breach any agreement with any third party or any express obligation owed to any third party.

8.2No Other Rights or Warranties. Nothing contained in this Agreement is or will be construed as a warranty or representation by either party as to the validity or scope or sufficiency of any Intellectual Property Rights licensed by such party under this Agreement, or either party’s right to use or exploit any Intellectual Property Rights or other rights granted to it pursuant to this Agreement, and each party will be and remain solely liable with respect to the exercise of any rights granted to it by the other party under this Agreement.

8.3DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES RELATING TO ANY INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY LICENSED UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY THEREOF), OR OTHERWISE WITH RESPECT OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF ACCURACY, TITLE, NON- INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

9.Limitation of Liability

NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER, IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

10.Term and Termination

10.1Term. This Agreement will remain in force and effect until terminated in accordance with this Agreement (the “Term”).

10.2Termination. Either party may terminate this Agreement at any time upon written notice to the other party in the event of a material breach by the other party of this Agreement, except that such termination will not be effective if such breach is cured by such other party within thirty (30) days from the date of the delivery of written notice thereof. Notwithstanding the foregoing, in the event of any breach by either party of Article 3 or Article 7, the non-breaching party may terminate this Agreement immediately upon written notice to the other party.

10.3Effect of Termination. Upon any expiration or termination of this Agreement for any reason (a) all licenses and rights granted by Licensor to Licensee pursuant to this Agreement will immediately terminate and (b) Licensee will immediately discontinue, and will cause all Sublicensee to immediately discontinue, all use of the

Confidential Information, and to promptly comply with Licensee’s and the Sublicensee’s obligations pursuant to Section 7.6. In addition, upon any such expiration or termination, (i) all Sublicense Agreements will automatically be deemed novated so that Licensor (or its designee) is a party thereto in lieu of Licensee and (ii) upon such novation, the Sublicensees’ rights under the Sublicense Agreements to use the Licensed IPR shall remain in force and effect. If for any reason the Sublicense Agreements are not novated to Licensor within thirty (30) days following expiration or termination of this Agreement, and Licensee is otherwise unable to assign such agreements to Licensor, then each Sublicensee will have thirty (30) additional days to enter into a new agreement with Licensor providing for a license of the applicable rights to use the Licensed IPR or each of their rights to use the Licensed IPR shall terminate. No Sublicensee will have any rights to use the Licensed IPR following any expiration or termination of this Agreement other than as set forth in this Section 10.3.

10.4Survival of Termination. Articles 5, 6 (solely with respect to outstanding amounts due), 7, 9, and 11 as well as Sections 3.5, 4.2, 8.3, 10.3, and 10.4 will survive and continue, to the extent applicable, after the end of the Term.

11.General Provisions

11.1Assignability. Licensee may not assign or transfer this Agreement, or any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of Licensor. Any attempt to assign any rights or obligations under this Agreement without Licensor’s prior written consent will be null and void.

11.2Entire Agreement; Amendment. This Agreement set forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersedes all prior agreements and understandings, express or implied, oral or written, between the parties regarding such subject matter. No amendment, supplement, modification or waiver of this Agreement (including this Section) will be binding on either party unless executed in writing by both parties.

11.3Notices. All notices required or permitted to be given pursuant to this Agreement must be in writing and delivered to the other party’s address set forth in the first paragraph above or any other method(s) with both parties’ consent.

11.4Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of Colorado without reference to conflict of laws principles. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may only bring the legal action or proceeding in the federal court sitting in Denver, Colorado.

11.5Severability. In case any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained in this Agreement.

11.6Waiver. No waiver by any party of any term or condition of this Agreement, in any one or more instances, will be deemed to be construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. The failure of either party at any time or times to require performance of any provision of this Agreement will not affect its rights at a later time to enforce the same.

11.7Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and have delivered to the other. Signatures to this Agreement transmitted by electronic mail in PDF format or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

11.8Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

[Licensor] SEKISUI HOUSE, LTD. By: Name: Title:	[Licensee] Sekisui House U.S., Inc. By: Name: Title:

Appendix A

Licensed Trademarks

Serial number of the application: 90255262 SHAWOOD
Serial number of the application: 88689705 SHAWOOD

Appendix B

Royalty Rates and Calculation Method

Licensee shall pay to Licensor a royalty calculated in accordance with the formula and Royalty Rates below.

[Royalty calculation formula]
Royalty = Sales price1 of SHAWOOD buildings * Total Royalty Rate

[Royalty Rates]

Period		A) Royalty Rate for Licensed IPR (other than Licensed Trademark)	B) Royalty Rate for Licensed Trademark	C) Total Royalty Rate (A+B)
From January 1 2021 to 31 December 2023 (“Introduction Period”)	Basic Royalty Rate for the Introduction Period	2%	0%	2%
	Royalty Rate for the following year of a year of which operating margin before deduction of Royalty is 3% or above for two (2) consecutive FYs during the Introduction Period[2]	2%	1%	3%
From January 1 2024 (“Expansion Period”)	Basic Royalty Rate for the Expansion Period	2%	1%	3%
	Royalty Rate for the following year of a year of which operating margin before deduction of Royalty is 15% or above for two (2) consecutive FYs during the Expansion Period	3%	3%	6%

1 “Sales price” means sales to customers outside the SHL group and does not include: sales related to land, sales within the SHL group, and sales outside the SHL group to subcontractors for materials, etc., which are purchased again by the SHL group. The calculation method of SHAWOOD business segmented profit and loss excluding land shall be as follows: i) Net sales: Net sales of the businesses subject to royalty calculation are allocated according to the ratio of the cost of buildings to the cost of sales. ii) Cost of goods sales: Directly allocated. iii) Selling, General and administrative expenses: Allocation based on the ration of the cost of the custom detached houses to the cost of sales.)
2 “Operating margin” shall be calculated based on consolidated management profit and loss excluding land profit and loss (calculation based on consolidated profit and loss on building management).